                                                                    Exhibit 10.1

                                                                 EXECUTION DRAFT

================================================================================

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         INSURANCE PLUS AGENCY II, INC.,

                   YALE INTERNATIONAL INSURANCE AGENCY, INC.,

                         THE STOCKHOLDER OF THE SELLERS

                  ACCEPTANCE INSURANCE AGENCY OF ILLINOIS, INC.

                                       AND

                          FIRST ACCEPTANCE CORPORATION

                          DATED AS OF JANUARY 12, 2006

================================================================================

     THIS DOCUMENT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL IT IS EXECUTED AND DELIVERED BY EACH PARTY HERETO. UNTIL SO EXECUTED AND DELIVERED, THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES. THE PROVISIONS CONTAINED HEREIN ARE SUBJECT TO CHANGE BASED ON THE RESULTS OF THE PURCHASER'S ONGOING DUE DILIGENCE REVIEW OF THE SELLERS.

                                TABLE OF CONTENTS

                         (not a part of this Agreement)

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1
   1.1  Definitions......................................................     1
   1.2  Other Definitional Provisions....................................     5
   1.3  Cross Reference of Other Definitions.............................     6

ARTICLE II PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES;
   CLOSING...............................................................     7
   2.1  Purchase and Sale................................................     7
   2.2  Closing Transactions.............................................    11
   2.3  Performance Payments.............................................    12

ARTICLE III CONDITIONS TO CLOSING........................................    14
   3.1  Conditions to the Purchaser's Obligations........................    14
   3.2  Conditions to the Sellers' Obligation............................    16

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE
   SELLER AND THE STOCKHOLDER............................................    17
   4.1  Incorporation, Organization and Corporate Power..................    17
   4.2  Authorization of Transactions....................................    17
   4.3  Capitalization...................................................    18
   4.4  Subsidiaries; Investments........................................    18
   4.5  Absence of Conflicts.............................................    18
   4.6  Financial Statements and Related Matters.........................    18
   4.7  Absence of Undisclosed Liabilities...............................    18
   4.8  No Material Adverse Effect.......................................    19
   4.9  Absence of Certain Developments..................................    19
   4.10 Assets...........................................................    20
   4.11 Title to Properties..............................................    21
   4.12 Taxes............................................................    22
   4.13 Contracts and Commitments........................................    23
   4.14 Proprietary Rights...............................................    24
   4.15 Litigation; Proceedings..........................................    25
   4.16 Brokerage........................................................    25
   4.17 Governmental Licenses and Permits................................    26
   4.18 Employees........................................................    26
   4.19 Employee Benefit Matters.........................................    26
   4.20 Insurance........................................................    27
   4.21 Affiliate Transactions...........................................    28
   4.22 Compliance with Laws.............................................    28
   4.23 Environmental Matters............................................    28
   4.24 Limitation on Warranties.........................................    29

ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER........    29
   5.1  Incorporation, Organization and Corporate Power..................    29

   5.2  Authorization of Transaction.....................................    29
   5.3  No Violation.....................................................    29
   5.4  Governmental Authorities and Consents............................    29
   5.5  Litigation.......................................................    30
   5.6  Brokerage........................................................    30
   5.7  Solvency.........................................................    30

ARTICLE VI INDEMNIFICATION AND RELATED MATTERS...........................    30
   6.1  Survival.........................................................    30
   6.2  Indemnification..................................................    31
   10.9 Indemnification Exclusive Remedy.................................    35

ARTICLE VII ADDITIONAL AGREEMENTS........................................    36
   7.1  Continuing Assistance............................................    36
   7.2  Tax Matters......................................................    36
   7.3  Press Releases and Announcements.................................    37
   7.4  Further Transfers................................................    37
   7.5  Transition Assistance............................................    37
   7.6  Expenses.........................................................    38
   7.7  Exclusivity......................................................    38
   7.8  Books and Records................................................    38
   7.9  Noncompetition, Nonsolicitation and Confidentiality..............    38
   7.10 Employees........................................................    41
   7.11 Seller's Name Change.............................................    41
   7.12 Allocation of Purchase Price.....................................    41
   7.13 Third Party Consents.............................................    42
   7.14 Insurance........................................................    42
   7.15 Bulk Sales.......................................................    43

ARTICLE VIII MISCELLANEOUS...............................................    43
   8.1  Amendment and Waiver.............................................    43
   8.2  Notices..........................................................    43
   8.3  Binding Agreement; Assignment....................................    44
   8.4  Severability.....................................................    45
   8.5  No Strict Construction...........................................    45
   8.6  Construction.....................................................    45
   8.7  Captions.........................................................    45
   8.8  Entire Agreement.................................................    46
   8.9  Counterparts.....................................................    46
   8.10 Governing Law....................................................    46
   8.11 Parties in Interest..............................................    46
   8.12 Guaranty.........................................................    46

                               INDEX OF SCHEDULES

Terminated Leases Schedule              Schedule 1.1
Assumed Contracts Schedule              Schedule 2.1(c)
Fixed Assets Schedule                   Schedule 2.1(a)(xiv)
Pro-Ration Schedule                     Schedule 2.2
Prepayment Schedule                     Schedule 2.1(e)
Proprietary Rights Schedule             Schedule 4.14(a)
Contracts Schedule                      Schedule 4.13(a)
Retained Assets Schedule                Schedule 2.1(b)(iii)
Conflicts Schedule                      Schedule 4.5
Financial Statements Schedule           Schedule 4.6
Developments Schedule                   Schedule 4.8, 4.9
Leases Schedule                         Schedule 4.11(b); 4.11(c)
Assets Schedule                         Schedule 4.10
Taxes Schedule                          Schedule 4.12
Litigation Schedule                     Schedule 4.15
Brokerage Schedule                      Schedule 4.16
Permits Schedule                        Schedule 4.17
Employees Schedule                      Schedule 4.18
Benefit Plans Schedule                  Schedule 4.19(a)
Insurance Schedule                      Schedule 4.20
Affiliated Transactions Schedule        Schedule 4.21
Governmental Authorities and Consents   Schedule 5.4
Excluded Computer Software Schedule     Schedule 2.1(b)(xii)

                                INDEX OF EXHIBITS

Exhibit A............................   Form of Escrow Agreement
Exhibit B............................   Form of New Leases
Exhibit C............................   Form of Transition Services Agreement

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of January 12, 2006, by and among Insurance Plus Agency II, Inc., an Illinois corporation ("Insurance Plus"), Yale International Insurance Agency, Inc., an Illinois corporation ("Yale" and together with Insurance Plus, the "Sellers"), Constantine Danos, the sole stockholder of the Sellers and the "Stockholder"), Acceptance Insurance Agency of Illinois, Inc., an Illinois corporation (the "Purchaser") and First Acceptance Corporation, a Delaware corporation ("Parent"). The Sellers, the Stockholder, Purchaser and Parent are referred to herein collectively as the "Parties" and individually as a "Party."

          WHEREAS, the Stockholder owns beneficially and of record 100% of the issued and outstanding shares of capital stock of the Sellers;

          WHEREAS, the Sellers are engaged in the business of operating retail insurance agencies to market, sell, distribute and service private automobile insurance products (the "Business"); and

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Sellers' business, assets and properties (operating as a going concern) constituting the Business, as more specifically described in this Agreement.

          WHEREAS, Purchaser is a wholly-owned direct subsidiary of USAuto Holdings, Inc., which is a wholly-owned direct subsidiary of Parent.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or non-U.S. Tax law).

          "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States.

          "Cash" means cash, cash equivalents and marketable securities (including, without limitation, all money market accounts, mutual fund accounts and repurchase agreements).

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Environmental and Safety Requirements" means whenever in effect all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law and civil law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all such standards of conduct, guidelines and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or hazardous wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, mold, polychlorinated biphenyls (or PCBs), noise, odor or radiation.

          "GAAP" means, at a given time, United States generally accepted accounting principles, as consistently applied by Sellers to the extent such application by Sellers did not violate United States generally accepted accounting principles.

          "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and accrued expenses incurred in the Ordinary Course of Business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; (d) indebtedness due to the Stockholder; and
(e) obligations under deferred compensation programs or for dividends owed.

          "Insider" means, any officer, director, stockholder, partner or Affiliate, as applicable, of the Sellers or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns a 5% or greater direct or indirect beneficial interest.

          "Insurance Company" means any underwriter of private passenger automobile insurance for whom the Sellers act as brokers prior to the Closing for their insurance products and shall include, without limitation, Founders Insurance Company, Delphi Casualty Company, Interstate Bankers Casualty Company, American Country Insurance Company, Apollo Casualty Company, Ark Insurance Agency Inc., American Service Insurance Company, Auto Help Line of America, Inc., Safeway Insurance Company, United Automobile Insurance Company, American Access Casualty Company, Unique Insurance Company, American Service Insurance Company, Gallant Insurance Company and Universal Casualty Co.

          "knowledge", "best knowledge" or words of similar import, when referring to Sellers and/or the Stockholder, means the actual knowledge (without independent investigation or imputed knowledge) of the Stockholder.

          "Licenses" means all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or any department, agency or political subdivision thereof, or other similar rights.

          "Liens" means any mortgage, pledge, security interest, encumbrance, prior claim, adverse claim, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against a Seller or any Affiliate, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to a Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

          "Loss" means, with respect to any Person, any diminution in value, damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

          "Material Adverse Effect" on any Person means any event, circumstance, change, occurrence, fact or effect (other than the entry by a Person into this Agreement or the consummation of the transactions contemplated hereby or otherwise in the Transaction Documents) that, individually or in the aggregate with all other events, circumstances, changes, occurrences, facts and/or effects, (i) is, or is reasonably likely to be, materially adverse to the financial condition or operations of such Person or (ii) will, or is reasonably likely to, prevent or materially delay such Person from performing its obligations under this Agreement or the other Transaction Documents to which it is a party.

          "Net Premiums Written" means, with respect to any period, the sum of all insurance premiums, towing and labor fees, bond card fees and motor club membership fees and agency and all other fees associated with the provision of such services (except for in each case, billing fees) written (net of cancellations) by the Purchaser during such period that are (w) renewals of existing insurance policies written by Sellers that are included in the Excluded Assets, (x) for customers who contact the Purchaser by visiting any location listed on the Leases Schedule, (y) for customers who contact the Purchaser by telephone to any phone number previously advertised or listed for the Seller (or advertised by Purchaser in replacement of such numbers), or (z) renewals of the policies described in clauses (x) and (y) immediately above. Notwithstanding the foregoing, if Purchaser voluntarily terminates the operation of any location listed on the Leases Schedule (for the avoidance of doubt, termination by the landlord of such location shall not be deemed to be Purchaser's voluntary termination of operations with respect to such location) during any time commencing on the Closing Date and ending on the last day of the Performance Period, Net Premiums Written for that location shall be no less than all Net Premiums Written for that location in calendar year 2005.

          "Ordinary Course of Business" means the manner that the Sellers have conducted their business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally) over the past three (3) years (but taking into account the expansion of the Business over that time period).

          "Permitted Encumbrances" means (i) statutory liens for Taxes not yet due, (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and
(iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Acquired Assets.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

          "Proprietary Rights" means all of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures and industrial designs, (ii) trademarks, service marks, trade dress, trade or business names, logos and corporate names (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, including moral rights, (iv) mask works and topographies, (v) registrations and applications for registration and renewal for any of the foregoing, (vi) computer software (including, without limitation, source code, executable code, data, data bases and documentation to the extent within Seller's possession), and (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information).

          "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

          "Tax Returns" means returns, declarations, estimates, reports, claims for refund, information returns and statements or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, ad valorem, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Terminated Leases" means each of the leases set forth on the Terminated Leases Schedule attached hereto pursuant to which the Sellers lease real estate from the Stockholder or his Affiliates, as the case may be, and that will be replaced by the New Leases.

          "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be signed or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement including, without limitation, the Escrow Agreement and the New Leases.

          "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

          1.2 OTHER DEFINITIONAL PROVISIONS.

          (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of the accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

          (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

          (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

          1.3 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term                                      Section
----                                      -------
Acquired Assets                           2.1(a)
Agreement                                 Preface
Allocation                                7.12
Applicable Limitation Date                6.1
Assumed Liabilities                       2.1(c)
Business                                  Recitals
Business Proprietary Rights               4.14(a)(iii)
Cap                                       6.2(b)(vi)
Closing Payment                           2.1(e)
Closing                                   2.2(a)
Closing Date                              2.2(a)
Closing Transactions                      2.2(b)
COBRA                                     4.19(a)
Escrow Agreement                          2.1(e)
Escrow Account                            2.1(e)
ERISA                                     4.19(a)
Excluded Assets                           2.1(e)
Excluded Liabilities                      2.1(d)
Financial Statements                      4.6
Indemnified Party                         6.2(e)
Indemnified Party Controlled Proceeding   6.2(e)
Indemnifying Party                        6.2(e)
Latest Balance Sheet                      4.6
Leased Real Property                      4.11(b)
Leases                                    4.11(b)
Noncompete Period                         7.9(a)
Notice of Objection                       2.3(d)
Notice of Disagreement                    6.2(g)
Party                                     Preface
Performance Payment                       2.3(a)
Performance Payment Arbitration Firm      2.3(d)
Performance Payment Statement             2.3(d)
Performance Period                        2.3(a)
Plans                                     4.19(a)

Purchase Price                            2.1(e)
Purchaser                                 Preface
Purchaser Confidential Information        7.9(c)(i)
Purchaser Parties                         6.2(a)
Real Property                             2.1(a)(iii)
Real Property Permits                     4.11(e)
Sellers                                   Preface
Seller Confidential Information           7.9(c)(ii)
Seller Parties                            6.2(c)
Set-Off Amount                            6.2(g)
Set-Off Notice                            6.2(g)
Set-Off Right                             6.2(g)
Stockholder                               Preface
Transition Services Agreement             3.1(i)
Unassigned Contracts                      7.13
WARN                                      4.18

                                   ARTICLE II
          PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

          2.1 PURCHASE AND SALE.

          (a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Sellers shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, all properties, assets, rights, titles and interests of every kind and nature, whether tangible or intangible, whether real or personal and wherever located and by whomever possessed, related to the Business and owned by the Sellers free and clear of any and all Liens as of the Closing Date (other than Permitted Encumbrances), except as set forth in Section 2.1(b) below (collectively, the "Acquired Assets"), including, without limitation:

               (i) all Proprietary Rights owned by either Seller or those Proprietary Rights owned by Stockholder and used in the Business, including without limitation those Proprietary Rights set forth on the Proprietary Rights Schedule, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Proprietary Rights (in whatever form or medium);

               (ii) all of the Sellers' rights existing under leases (other than the Terminated Leases), contracts, distribution arrangements, sales and purchase agreements, other agreements and business arrangements associated with or used by the Business, including, without limitation, all contracts and agreements described on the Contracts

     Schedule attached hereto, including renewal rights related thereto (collectively "Contracts");

               (iii) all real property leased by the Sellers, and all rights to easements, servitudes, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated pursuant to the leases for that real property, held by Seller and associated with or used by the Business (collectively, the "Real Property");

               (iv) all leasehold improvements and all equipment (including all transportation and office equipment), fixtures, trade fixtures and furniture owned by the Sellers wherever located, including, without limitation, all such items which are located in any building, office or other space leased, owned or occupied by the Sellers or used in connection with the Real Property (the "Leasehold Improvements"), regardless of whether title to the Leasehold Improvements is subject to reversion to the landlord or other third party upon the expiration or termination of such Lease (but subject to those provisions);

               (v) all office supplies, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by the Sellers or where any of the Sellers' properties and assets may be situated that are used by or associated with the Business;

               (vi) all of the Sellers' claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment of any kind with respect to the Acquired Assets (other than Cash);

               (vii) the right to receive and retain mail and other communications relating to the Business;

               (viii) all lists, records and other information pertaining to accounts, personnel and referral sources, suppliers and customers (whether past or current); and all books, ledgers, files, correspondence and business records of every kind; whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise (the "Business Records") associated with the Business, provided, however, that Sellers may retain copies of and access to the Business Records necessary to collect all accounts receivable and service accounts payable of Sellers;

               (ix) all advertising, marketing and promotional materials and all other printed or written materials;

               (x) all transferable permits, Licenses, franchises, orders, registrations, certifications, variances and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies (collectively "Permits") and all non-transferable Permits pursuant to
     Section 7.13;

               (xi) all telephone numbers, including toll-free numbers, used by the Sellers;

               (xii) all goodwill as a going concern and all other intangible properties;

               (xiii) the names "Insurance Plus," "Yale International Insurance" and "Yale Insurance;"

               (xiv) the fixed assets listed on the Fixed Assets Schedule; and

               (xv) except as specified in Section 2.1(b) below, all other property owned by the Sellers, or in which any Seller has an interest on the Closing Date in any way associated with the Business, including without limitation, all personal computers, signage and fixed assets related to the Business and any and all subsequent improvements or additions thereon through the Closing Date.

          (b) Excluded Assets. Notwithstanding Section 2.1(a) above, the following assets are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Acquired Assets (collectively, the "Excluded Assets"):

               (i) all Cash;

               (ii) all accounts and notes receivables (whether current or noncurrent) (including, without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note);

               (iii) all tangible assets listed on the Retained Assets Schedule;

               (iv) all monies and securities to be received by the Sellers from the Purchaser;

               (v) all rights of the Sellers under this Agreement;

               (vi) all qualifications to do business as foreign corporations;

               (vii) all arrangements with registered agents relating to foreign qualifications;

               (viii) all prepaid but unearned commissions;

               (ix) all taxpayer and other identification numbers;

               (x) all seals, minute books, stock transfer books, blank stock certificates, tax returns and supporting documentation, tax refunds, bank account records, accounts receivable records and all original accounting records and other documents relating to the organization, operation, maintenance, and existence of the Sellers as corporations;

               (xi) All contracts with the Insurance Companies, all lists and records pertaining to Insurance Companies, and all rights associated with such contracts, including, without limitation, the right to receive commissions with respect to the right to commissions with respect to endorsements to insurance policies written pursuant to such contracts following the Closing; and

               (xii) the computer software listed on the Excluded Computer Software Schedule;

               (xiii) all Business Records not associated with the Business, including, without limitation, the Business Records of Highland Financial Services, Inc., Interamerican Insurance Services, Inc., Interamerican Insurance Agencies, Inc., and COMAR Industries, Inc., d/b/a COMAR Properties;

               (xiv) all assets exclusively used for the Stockholder's commercial insurance business (including, without limitation, the provision of insurance to taxi cab drivers);

               (xv) all of the Sellers' claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment of any kind with respect to the Excluded Assets or the Excluded Liabilities;

               (xvi) Sellers' polices of insurance and all rights in connection therewith;

               (xvii) Sellers' bank accounts, checkbooks and cancelled checks;

               (xviii) deposits of Seller with, and refunds from, the Internal Revenue Service and state taxing authorities (including the Illinois Department of Revenue), including tax deposits, prepayments and estimated payments; deposits made pursuant to, and refunds under, Section 444 or 7519 of the Code; and all rights to and in such deposits and refunds and all interest upon such deposits and refunds;

               (xix) The employees of Sellers (the status of which are addressed in the Transition Services Agreement), together with all Plans, deposits (including, without limitation, those regarding Tax withholding, FICA, FUTA and unemployment insurance on behalf of such employees) and other assets associated with such employees.

          (c) Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the Acquired Assets, at the Closing the Purchaser will assume only the following specific liabilities and obligations of the Sellers (the "Assumed Liabilities"): all post-Closing performance of the Sellers pursuant to Contracts (other than Contracts that are not related to the Business or are Excluded Assets or relate to Excluded Assets) and transferable Permits and all other executory contracts, agreements, leases, permits and licenses of the Sellers with respect to which Purchaser receives the benefits thereof pursuant to Section 7.13. The

Purchaser will not assume any other liabilities or obligations of the Sellers, including, for the avoidance of doubt, any liability or obligation relating to or arising out of such Contracts and Permits as a result of (A) any transaction, status, event, condition, occurrence or situation existing, occurring or arising on or prior to the Closing Date, (B) any transaction, status, event, condition, occurrence or situation existing, occurring or arising through any action or failure to act by Sellers, their officers, directors, employees or agents or the Stockholder on or prior to the Closing Date, (C) any breach of such Contracts and Permits occurring on or prior to the Closing Date, (D) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (E) any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

          (d) Excluded Liabilities. Except as set forth in Section 2.1(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of the Sellers' liabilities and obligations not expressly assumed by the Purchaser pursuant to Section 2.1(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Acquired Assets or otherwise, and regardless of when asserted, including, without limitation (the "Excluded Liabilities"):

               (i) any accounts payable or accrued expenses of the Sellers;

               (ii) any Indebtedness of the Sellers;

               (iii) any Taxes of the Sellers attributable to any Taxable period;

               (iv) any liability or obligation relating to the Excluded Assets; and

               (v) any liabilities or obligations arising from or relating to the Acquired Assets or Sellers' operation of the Business prior to the Closing Date or incurred by the Sellers in connection with the consummation transactions contemplated by this Agreement.

          (e) Purchase Price for Acquired Assets. The purchase price for the Acquired Assets (the "Purchase Price") consists of the following (i) the payment of $25,000,000.00 in cash at the Closing to the Sellers (the "Closing Payment"),
(ii) the payment of $65,380.00 in cash at closing to the Sellers representing the amount of the prepayments and prepaid expenses set forth on the Prepayment Schedule, (iii) the payment of $183,925.77, representing Purchaser's pro rata share of the prepaid amounts set forth on the Pro-Rations Schedule, (iv) the deposit by the Purchaser of $5,000,000 into an escrow account (the "Escrow Account") governed by an Escrow Agreement substantially in form and substance as Exhibit A attached hereto (the "Escrow Agreement"), (v) the assumption of the Assumed Liabilities, and (vi) the payment of the Performance Payment, if any, described in Section 2.3 of this Agreement. The Escrow Account shall be available to satisfy any amounts owing to the Purchaser pursuant to Section 6.2(a).

          2.2 CLOSING TRANSACTIONS.

          (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, immediately following the execution of this Agreement. The date and time of the Closing are herein referred to as the "Closing Date."

          (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

               (i) the Stockholder shall cause the Sellers to, and the Sellers shall convey to the Purchaser good and marketable title to all of the Acquired Assets, free and clear of all Liens, and deliver to the Purchaser, bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Acquired Assets, in form and substance reasonably satisfactory to the Purchaser;

               (ii) the Purchaser shall deliver to the Sellers such certificates and instruments of assumption as are required in order for the Purchaser to assume and Sellers and/or Stockholder to be released from the Assumed Liabilities; and

               (iii) the Sellers and the Purchaser, as applicable, shall deliver the Transition Services Agreement and certificates and other documents and instruments required to be delivered by or on behalf of such Party under
     Article III.

               (iv) the Purchaser shall pay the Purchase Price by (x) assuming the Assumed Liabilities and (y) transferring immediately available funds to Sellers (to an account or accounts designated by Sellers) the amounts set forth in Sections 2.1(e)(i) and (ii), and transferring immediately available funds to the agent under the Escrow Agreement the amount set forth in Section 2.1(e)(iii).

          2.3 PERFORMANCE PAYMENTS.

          (a) Following the Closing and as additional consideration for the Acquired Assets, Sellers shall be entitled to receive from the Purchaser (subject to the terms and conditions set forth in this Section 2.3) additional amounts based on the Business' performance during the twelve-month period commencing February 1, 2006 and ending January 31, 2007 (the "Performance Period"). The amount (if any) paid with respect to the Performance Period (the "Performance Payment") shall be determined in accordance with this Section 2.3 and the payment of any Performance Payments shall otherwise be subject to
Section 6.2(g) hereof.

          (b) If Net Premiums Written during the Performance Period is (A) equal to or less than $30,000,000, the Performance Payment will be equal to $0, (B) greater than $30,000,000 but less than $36,000,000, the Performance Payment with respect to such Net Premiums Written will be equal to 66 2/3% of the amount by which such Net Premiums Written exceeds $30,000,000 or (C) equal to or greater than $36,000,000, the Performance Payment will be equal to $4,000,000. In no event shall the Performance Payment made pursuant to this Section 2.3 exceed $4,000,000.

          (c) Within 20 days following the end of each month during the Performance Period, the Purchaser shall deliver to the Stockholder an unaudited statement which sets forth the Purchaser's calculation of Net Premiums Written for such month and for the period from the beginning of the fiscal year to the end of such month.

          (d) Within 45 days following the last day of the Performance Period, the Purchaser shall deliver to the Stockholder a statement (the "Performance Payment Statement") that sets forth Net Premiums Written for the Performance Period, together with the payment to Sellers of any Performance Payment due pursuant to the Performance Payment Statement. During the 30-day period immediately following the Stockholder's receipt of the Performance Payment Statement, the Stockholder (and its agents) shall be permitted to review the Purchaser's books and records and the Purchaser's working papers related to the preparation of the Performance Payment Statement and determination of Net Premiums Written for the Performance Period. The Performance Payment Statement shall become final and binding upon the parties 30 days following Sellers' Representative's receipt thereof, unless the Stockholder disputes the calculation of Net Premiums Written set forth on the Performance Payment Statement by delivering a notice of its objection (a "Notice of Objection") to the Purchaser within 30 days following delivery of the Performance Payment Statement. Any Notice of Objection delivered pursuant to this Section 2.3(d) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Stockholder reasonably and in good faith determines that Net Premiums Written set forth on the Performance Payment Statement has not been determined in accordance with the guidelines and procedures set forth in this Agreement and the definition of Net Premiums Written. During the 30 days following delivery of a Notice of Objection, the parties shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Objection. At the end of the 30-day period referred to above, the parties shall submit to the Oak Brook, Illinois office of Crowe Chizek and Company, LLC (the "Performance Payment Arbitration Firm") for review and resolution of all matters (but only such matters) which were included in the Notice of Objection, and the Performance Payment Arbitration Firm shall make a final determination of Net Premiums Written in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Performance Payment Arbitration Firm during the term of its engagement. In resolving any matters in dispute, the Performance Payment Arbitration Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by the Purchaser, on the one hand, or the Stockholder, on the other hand, or less than the smallest value for such item assigned by the Purchaser, on the one hand, or the Stockholder, on the other hand. The Performance Payment Arbitration Firm's determination will be based solely on presentations by the Purchaser and the Stockholder or their respective representatives which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The determination of Net Premiums Written shall become final and binding on the parties on the date the Performance Payment Arbitration Firm delivers its final resolution in writing to the parties (which final resolution shall be delivered not more than 45 days following submission of such disputed matters), or Purchaser and Stockholder otherwise jointly agree. Within two business days of such final determination of the Performance Payment, Purchaser shall pay Sellers any amounts of the Performance Payment not previously paid. The costs and expenses of the Performance Payment Arbitration Firm shall (unless otherwise provided herein) be allocated between the Purchaser, on the one hand, and the Stockholder, on the other hand, based upon the percentage which the portion of the contested amount not awarded to the Stockholder bears to the Performance Payment, as determined by the Performance Payment Arbitration Firm.

          (e) From the Closing Date until the termination of the Performance Period, the Purchaser (or its Affiliates) shall not, without the prior written consent of the Stockholder, (i) open any new locations within any of the following Illinois counties: Cook County, Dupage County, Kane County, Lake County, or Will County or (ii) breach any of its obligations with respect to the rendering of services to the Business's existing customers pursuant to the terms of the Transition Services Agreement.

                                   ARTICLE III
                              CONDITIONS TO CLOSING

          3.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

          (b) Each Seller and the Stockholder shall have performed and complied with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

          (c) The purchase of the Acquired Assets by the Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject the Purchaser to any penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Purchaser is subject;

          (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Acquired Assets or the Business, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

          (e) Payoff letters with respect to all of the Indebtedness of either Seller or Highland Financial Services, Inc. secured by any of the Acquired Assets outstanding as of the Closing, if any, and releases of any and all Liens held by third parties against the Acquired Assets shall have been obtained, all on terms reasonably satisfactory to the Purchaser;

          (f) On or prior to the Closing Date, the Stockholder shall have delivered to the Purchaser all of the following:

               (i) a certificate from the Sellers and the Stockholder in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 3.1(a) through (e), have been satisfied;

               (ii) certified copies of the resolutions of the Stockholder and the Sellers' boards of directors approving the transactions contemplated by this Agreement;

               (iii) certificates of any state of the United States where each of the Sellers are qualified to do business providing that such Seller is in good standing; and

               (iv) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby;

          (g) the Purchaser and the Stockholder and/or his Affiliates, as the case may be, shall have entered into New Leases, each substantially in the form of Exhibit B attached hereto (the "New Leases"), covering each parcel of Real Property owned or managed by Stockholder and/or his Affiliates and used in the Business to replace each Terminated Lease;

          (h) The Purchaser, the Sellers and the Stockholder shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect, and shall not have been amended or modified, as of the Closing;

          (i) The Purchaser, Parent, the Sellers and the other parties thereto shall have entered into a Transition Services Agreement in form and substance attached hereto as Exhibit C (the "Transition Services Agreement") and the Transition Services Agreement shall be in full force and effect, and shall not have been amended or modified, as of the Closing; and

          (j) All proceedings to be taken by the Sellers, and the Stockholder in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by the Sellers, and the Stockholder to effect the transactions contemplated hereby reasonably requested (including, without limitation, the assignment by Stockholder of the items described in Section 2.1(a)(i) of this Agreement) by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser.

Any condition specified in this Section 3.1 may be waived by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

          3.2 CONDITIONS TO THE SELLERS' OBLIGATION. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

          (b) The Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

          (c) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Assets to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Sellers;

          (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Acquired Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

          (e) On or prior to the Closing Date, the Purchaser shall have delivered to the Sellers all of the following:

               (i) a certificate from the Purchaser in a form reasonably satisfactory to the Seller, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) through (d), inclusive, have been satisfied;

               (ii) certificates of the state of Illinois providing that the Purchaser is in good standing and a certificate of the state of Delaware that Parent is in good standing;

               (iii) certified copies of the resolutions of the Purchaser's and Parent's board of directors approving the transactions contemplated by this Agreement; and

               (iv) such other documents or instruments as the Sellers may reasonably request to effect the transactions contemplated hereby;

          (f) The Purchaser, Parent, the Sellers and the other parties thereto shall have entered into the Transition Services Agreement and such Transition Services Agreement shall be in full force and effect, as of the Closing;

          (g) The Purchaser and the Stockholder and/or his Affiliates, as the case may be, shall have entered into the New Leases; and

          (h) All proceedings to be taken by the Purchaser in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby reasonably requested by the Sellers shall be reasonably satisfactory in form and substance to the Sellers.

Any condition specified in this Section 3.2 may be waived by the Sellers; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Sellers.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                    CONCERNING THE SELLER AND THE STOCKHOLDER

     As a material inducement to the Purchaser to enter into this Agreement, the Sellers and the Stockholder hereby jointly and severally represent and warrant that:

          4.1 INCORPORATION, ORGANIZATION AND CORPORATE POWER. Each Seller is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Illinois, which is the only jurisdiction in which they are required to be qualified to do business. Each Seller has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Correct and complete copies of each Seller's certificate of incorporation and by-laws have been furnished to the Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholder and board of directors, the stock certificate books and the stock record books of each Seller have been furnished to the Purchaser. No Seller is in default under or in violation of any provision of its certificate of incorporation or by-laws.

          4.2 AUTHORIZATION OF TRANSACTIONS. The Stockholder and each of the Sellers has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The Stockholder and the boards of directors of each Seller have duly approved the Transaction Documents to which the Stockholder and the Sellers are a party and have duly authorized the execution and delivery of this Agreement and such other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Stockholder or the Sellers are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Stockholder and the Sellers are a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Stockholder and the Sellers are a party have been duly executed and delivered by the Stockholder and each Seller and constitute the valid and binding agreements of the Stockholder and the Sellers, enforceable against the Stockholder and the Sellers in accordance with their terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or general equitable principles.

          4.3 CAPITALIZATION. Stockholder holds all authorized, issued and outstanding capital stock of each Seller.

          4.4 SUBSIDIARIES; INVESTMENTS. Neither Seller: (i) has any Subsidiaries; nor (ii) owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

          4.5 ABSENCE OF CONFLICTS. Except as set forth on the Conflicts Schedule attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by each Seller and the Stockholder do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, cancel, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Assets or (f) require any authorization, permit, consent, approval, exemption or other action by or any notice or declaration to, or filing with, any court or administrative or other governmental body or agency or other third party, under the provisions of the certificate of incorporation or by-laws of any Seller or any indenture, mortgage, lease, sublease, license, loan agreement, franchise, permit, obligation or other agreement or instrument to which any Seller, or the Stockholder is bound or affected, or any law, statute, rule or regulation to which any Seller or the Stockholder is subject or any judgment, order or decree to which any Seller, or the Stockholder is subject, bound or affected or any of the Acquired Assets are subject, bound or effected.

          4.6 FINANCIAL STATEMENTS AND RELATED MATTERS. Attached hereto as the Financial Statements Schedule are copies of (i) the unaudited balance sheet of each Seller as of June 30, 2005 (the "Latest Balance Sheet") and the related income statement for the six-month period then ended and (ii) the unaudited balance sheets and statements of income of each Seller for the fiscal year ended December 31, 2004. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is consistent with each of the Seller's books and records, and presents fairly in all material respects each Seller's revenues (excluding Premium Finance Income), Salaries, Commissions and Rent expenses for such periods.

          4.7 ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Sellers and the Stockholder, the Sellers do not have any debts, obligations or liabilities (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the

Closing, or any transaction or series of transactions, action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing regardless of when any such liability or obligation is asserted, except (i) obligations under the Contracts and Permits (but none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand), (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement, and (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) and (iv) as set forth on the Latest Balance Sheet.

          4.8 NO MATERIAL ADVERSE EFFECT. Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, there has been no Material Adverse Effect on any Seller.

          4.9 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the Developments Schedule attached hereto or except as expressly contemplated by this Agreement and the Transaction Documents, since July 1, 2005 none of the Sellers, with respect to the Business, has:

          (a) suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of $100,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

          (b) discharged or satisfied any Lien or paid any material obligation or liability, or incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business;

          (c) mortgaged, pledged, charged or subjected any portion of its properties or assets to any Lien;

          (d) sold, leased, assigned or transferred (including, without limitation, transfers to the Stockholder or any Insider) a portion of its tangible assets, except for sales of insurance policies in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

          (e) sold, assigned, licensed, transferred, abandoned or permitted to lapse any Licenses or permits (including, without limitation, transfers to the Stockholder or any Insider), which, individually or in the aggregate, are material to the Business or any portion thereof or any Proprietary Rights or other intangible assets owned by, issued to or licensed to it;

          (f) disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all of its rights in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

          (g) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

          (h) entered into any other material transaction, or materially changed any business practice;

          (i) made or granted, outside the Ordinary Course of Business, any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan, program, policy or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement or multiemployer plan;

          (j) entered into any severance, termination, notice or change of control agreement with any of its directors, officers and employees;

          (k) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (l) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;

          (m) other than in the Ordinary Course of Business, made any capital expenditures or commitments for capital expenditures with an aggregate outstanding amount of unpaid obligations and commitments in excess of $50,000;

          (n) made any loans or advances to, or guarantees for the benefit of, any Person;

          (o) accelerated, terminated, modified or cancelled any contract, lease, sublease, sublicense or any other agreement set forth on the attached Contracts Schedule or Leases Schedule;

          (p) accelerated or increased the rate of sales of insurance policies to its customers outside of the Ordinary Course of Business; or

          (q) committed to do any of the foregoing.

          4.10 ASSETS. Except as set forth on the attached Assets Schedule, the Sellers have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet. Except as described on the Assets Schedule, the Sellers' buildings, equipment and other tangible assets are in good operating condition, normal wear and tear excepted. The Sellers own or lease all buildings, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Except for the Excluded Assets and except as contemplated by the Transition Services Agreement, the Acquired Assets constitute all of the assets and rights necessary for the conduct of the Business as it is presently conducted. At the Closing, the Sellers will convey good and marketable title to all of its real and personal property and assets included within the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances).

          4.11 TITLE TO PROPERTIES.

          (a) Owned Properties. The Sellers do not own any real property.

          (b) Leased Properties. The Leases Schedule sets forth a list of all of the leases and subleases (the "Leases") and each leased and subleased parcel of real property in which the Sellers have an interest as a lessee or sub-lessee (the "Leased Real Property"). Each of the Leases is in full force and effect and the applicable Seller holds valid and existing rights as lessee or sub-lessee under each of the Leases. The Sellers have delivered to the Purchaser true, correct, complete and accurate copies of each of the Leases described in the Leases Schedule. With respect to each Lease listed on the Leases Schedule: (i) the Lease is valid, binding, enforceable (except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or general equitable principles) and in full force and effect; (ii) except with respect to the Terminated Leases (which will be replaced by the New Leases), the Lease will continue to be legal, valid, binding, enforceable (except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or general equitable principles) and in full force and effect on identical terms following the Closing; (iii) no Seller or, to the knowledge of any Seller or the Stockholder, any other party to the Lease is in breach or default, and no event has occurred or no circumstance exists which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) no party to the Lease has repudiated any provision thereof; (v) the Sellers' possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, there are no disputes, oral agreements, or forbearance programs in effect as to any Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Purchaser; (vii) none of the Sellers has assigned, transferred, conveyed, mortgaged, hypothecated, charged, deeded in trust or encumbered any interest in or rights under the Lease; (viii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease, which has not been re-deposited in full; and
(ix) the Sellers do not and will not in the future owe any brokerage commissions or finders fees in respect of such Lease.

          (c) Real Property Disclosure. Except as disclosed on the Leases Schedule, there is no Real Property leased or owned by the Sellers used in the Business.

          (d) No Proceedings. There are no condemnation or expropriation proceedings or other similar proceedings pending or, to the knowledge of any Seller or the Stockholder, threatened, affecting any portion of the Real Property and there exists no writ, injunction, decree, order, administrative actions, or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, value, occupancy or operation by any person of the Real Property.

          (e) Permits. All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, required or appropriate to have been issued to the Sellers to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The Sellers have not received or been informed by a third party of the receipt by it of any notice from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the knowledge of any Seller or the Stockholder, there is no basis for the issuance of any such notice or the taking of any such action.

          4.12 TAXES. Except as set forth on the attached Taxes Schedule, with respect to all Taxes that are Assumed Liabilities:

          (a) each Seller has timely filed all Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance with applicable law;

          (b) all Taxes due and payable by each Seller, whether or not shown on a Tax Return, have been paid by such Seller and no Taxes are delinquent;

          (c) no deficiency or proposed adjustment for any amount of Tax which has not been settled or resolved has been proposed, asserted or assessed by a taxing authority against any Seller, and none of the Sellers or the Stockholder has knowledge that any such assessment or asserted Tax liability shall be made;

          (d) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of any Seller or the Stockholder, threatened against or with respect to any Seller;

          (e) the Sellers have not (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney, in each case with respect to any Taxes which waiver, agreement or power of attorney is currently in force;

          (f) no claim has ever been made by a taxing authority in a jurisdiction where the Sellers do not pay Taxes or file Tax Returns that any Seller is or may be subject to Taxes assessed by such jurisdiction;

          (g) each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (h) the Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Sellers are required to file Tax Returns relating to their respective businesses;

          (i) there are no Liens on any of the Acquired Assets (other than Permitted Encumbrances) that arose in connection with a failure (or alleged failure) to pay any Tax;

          4.13 CONTRACTS AND COMMITMENTS.

          (a) The Contracts Schedule contains a complete and correct list of all contracts, agreements, commitments, arrangements, leases, licenses and understandings to which any Seller is a party or by which any Seller is bound that relate to the Business.

          (b) Except as disclosed on the Contracts Schedule,

               (i) to Seller's knowledge, no contract, agreement, commitment, arrangement, lease, license or understanding that is required to be disclosed on the Contracts Schedule has been breached or canceled by the other party and there is no anticipated breach by any other party to any contract, agreement, commitment, arrangement, lease, license or understanding set forth on the Contracts Schedule,

               (ii) no Insurance Company has indicated in writing or, to the knowledge of Sellers or Stockholder, orally to any Seller or the Stockholder that it shall stop or decrease or change the volume of business done or commission rates with the Sellers or that it desires to renegotiate its contract or current arrangement with the Sellers,

               (iii) each Seller has performed all the obligations required to be performed by it in connection with the contracts, agreements, commitments, arrangements, leases, licenses or understandings required to be disclosed on the Contracts Schedule and is not in default under or in breach of any contract, agreement, commitment, arrangement, lease, license or understanding required to be disclosed on the Contracts Schedule, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder,

               (iv) none of the Sellers has any present expectation or intention of not fully performing any obligation pursuant to any contract, agreement, commitment, arrangement, lease, license or understanding set forth on the Contracts Schedule, and

               (v) each contract, agreement, commitment, arrangement, lease, license or understanding listed on the Contracts Schedule is valid, binding, enforceable (except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or general equitable principles) and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, and

               (vi) to the Sellers' knowledge, none of the Sellers is a party to any contract, agreement, commitment, arrangement, lease, license or understanding which, individually or in the aggregate, could have a Material Adverse Affect on any Seller.

          (c) The Sellers have provided the Purchaser with a true and correct copy of all written contracts, agreements, commitments, arrangements, leases, licenses or understandings which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on the Contracts Schedule). To Sellers' knowledge, there are no oral contracts, agreements, commitments, arrangements, leases, licenses or understandings, except as listed and described in the Contracts Schedule.

          4.14 PROPRIETARY RIGHTS.

          (a) The attached Proprietary Rights Schedule contains a complete and accurate list of all of the following that are owned by the Sellers:

               (i) patented or registered Proprietary Rights and pending patent applications and applications for registration of other Proprietary Rights;

               (ii) unregistered trademarks, unregistered service marks, trade or business names and corporate names; and

               (iii) computer software

The Proprietary Rights Schedule also contains a complete and accurate list of all licenses and other rights granted by the Sellers to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to the Sellers with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights (other than so-called "off the shelf" computer software). Except as set forth on the Proprietary Rights Schedule, the Sellers own or have the right to use pursuant to a valid written license, all Proprietary Rights set forth on the Proprietary Rights Schedule and all other Proprietary Rights necessary for the operation of the Business as presently conducted (collectively, the "Business Proprietary Rights").

          (b) Except as set forth on the Proprietary Rights Schedule:

               (i) none of the Sellers has infringed, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Proprietary Rights of any third party, and none of the Sellers or the Stockholder are aware of any facts which indicate a likelihood of any of the foregoing and none of the Sellers or the Stockholder have received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Proprietary Rights from any third party);

               (ii) each Seller has taken all reasonably necessary and desirable actions to maintain and protect all of the Business Proprietary Rights;

               (iii) to the best of the Sellers' and the Stockholder's knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Proprietary Rights and none of the Sellers or any of the Stockholder are aware of any facts that indicate a likelihood of any of the foregoing;

               (iv) immediately subsequent to the Closing, the Business Proprietary Rights will be owned by or available for use by the Purchaser on terms and conditions identical to those under which the Sellers owned or used the Business Proprietary Rights immediately prior to the Closing; and

               (v) other than as set forth in any License Agreements for the Proprietary Rights, none of the Sellers have agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Proprietary Rights.

          4.15 LITIGATION; PROCEEDINGS. Except as set forth on the attached Litigation Schedule, there are no actions, suits, complaints, charges, proceedings, hearings orders, investigations or claims pending or, to the knowledge of any Seller or the Stockholder, threatened against or affecting any Seller (or to the knowledge of any Seller or the Stockholder, pending or threatened against or affecting any of the officers, directors or employees of any of the Sellers with respect to the Business) or to which any Seller or the Acquired Assets may be bound or affected, at law or in equity, or before or by any municipal, foreign or governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, complaints, charges, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor have there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting any of the Sellers during the past three years; and none of the Sellers are subject to any grievance arbitration proceedings under collective bargaining agreements or otherwise or, to the knowledge of any Seller or the Stockholder, any governmental investigations or inquiries. None of the Sellers are subject to any judgment, order or decree of any court or other governmental agency (or settlement enforceable therein), and none of the Sellers have received any opinion or memorandum or legal advice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Business and none of the Sellers are engaged in any legal action to recover monies due it or for damages sustained by them.

          4.16 BROKERAGE.

          Except for an agreement with Cochran, Caronia & Co., the fees or similar compensation for which will be paid by the Stockholder, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller or the Stockholder.

          4.17 GOVERNMENTAL LICENSES AND PERMITS. The Permits Schedule attached hereto contains a complete listing and summary description of all Licenses owned or possessed by the Sellers or used by them in the conduct of their businesses. Except as indicated on the Permits Schedule, the Sellers own or possess all right, title and interest in and to all of the Licenses that are necessary to conduct their businesses as presently conducted, including, without limitation, all Licenses required under any federal, state or local law relating to (i) the sale or placement of insurance and (ii) public health and safety, employee health and safety, pollution or protection of the environment. The Sellers are in compliance with the terms and conditions of such Licenses and have received no notices that they are in violation of any of the terms or conditions of such Licenses. The Sellers have taken all necessary action to maintain such Licenses. No loss or expiration of any such License is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof.

          4.18 EMPLOYEES. Except as set forth on the Employees Schedule attached hereto, to the knowledge of any Seller or the Stockholder, no key employee and no group of employees or independent contractors of the Sellers has any plans to terminate his, her or its employment or relationship as an independent contractor with the Sellers. The Sellers have complied and remain in compliance with all applicable laws relating to the employment of personnel and labor. None of the Sellers are a party to or bound by any collective bargaining agreement, nor have such parties experienced any strikes, grievances, work outages, unfair labor practices claims; nor is any labor strike, dispute, work stoppage or slowdown pending or threatened. None of the Sellers have engaged in any unfair labor practice; nor is any complaint pending or threatened against any Seller. None of the Sellers or the Stockholder has knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers. Except as contemplated by this Agreement and the Transition Services Agreement, none of the Sellers has implemented any mass layoff of employees as such term is defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN") or any similar federal, state or local law, regulation or ordinance and no layoffs that could implicate such laws or regulations will have been implemented before Closing without advance notification to the Purchaser. There is no grievance or arbitration proceeding pending which might have a Material Adverse Effect on the Sellers or the Business.

          4.19 EMPLOYEE BENEFIT MATTERS.

          (a) Except as set forth on the Benefit Plans Schedule attached hereto, with respect to current or former employees of the Sellers, none of the Sellers maintain or contribute to or have any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements,
(ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or any other material benefit plans or programs whether in writing or oral and whether or not terminated. Neither the Sellers nor any person or entity that could be treated as a single employer with any of the Sellers pursuant to Section 414(b), (c), (m) or (o) of the Code, (an "ERISA Affiliate") have ever contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and neither the Sellers nor any ERISA Affiliate have ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA) or any plan subject to Section 412 of the Code or Section 302 of ERISA. The plans, arrangements, programs and agreements referred to in the preceding two sentences are referred to collectively as the "Plans." Neither the Sellers nor any ERISA Affiliate maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

          (b) The Plans (and related trusts and insurance contracts) set forth on the Benefit Plans Schedule comply in form and in operation with their terms and the requirements of the applicable laws and regulations, including ERISA and the Code. All contributions, premiums or payments which are due on or before the Closing Date under each of the Plans set forth on the Benefit Plan Schedule have been paid, and all contributions, premiums or payment which are related to the period before the Closing Date but not yet due have been properly accrued. Each Plan which is intended to be qualified under Section 401(a) of the Code (and its related trust intended to qualify under Section 501(a) of the Code) is so qualified and has received from the Internal Revenue Service a favorable determination letter, and nothing has occurred since the date of such letter that could adversely affect the qualified status of such Plan.

          (c) With respect to each of the Plans, the Stockholder has furnished to the Purchaser true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the Form 5500 Annual Report (including all schedules and other attachments).

          (d) The Sellers have not incurred and have no reason to expect that they will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that any Seller or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever have contributed, or ever have been required to contribute.

          (e) Except as disclosed, there are no liabilities with respect to the Plans or any ERISA Affiliate that could become a liability of the Purchaser in connection with the transactions contemplated by this Agreement.

          4.20 INSURANCE.

          The Insurance Schedule attached hereto lists and briefly describes each insurance policy maintained by each Seller and with respect to their properties, assets and business to which such Seller has been a party, named insured or otherwise a beneficiary of coverage, together with a claims history for the past five years. All of such insurance policies are in full force and effect, and the Sellers are not in default with respect to their obligations under any such insurance policies and the Sellers have not been denied insurance coverage. Except as set forth on the Insurance Schedule, the Sellers have no self-insurance or co-insurance programs.

          4.21 AFFILIATE TRANSACTIONS. Except as disclosed on the Affiliated Transactions Schedule, the Terminated Leases or the Contracts Schedule, all as attached hereto, no Insider is a party to any agreement, contract, commitment or transaction with any Seller or which is pertaining to the business of the Sellers or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.

          4.22 COMPLIANCE WITH LAWS. Each Seller, each of their officers, directors, agents and employees have complied with and are in compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Business, its business practices (including, but not limited to, the Sellers' having been duly licensed (to the extent such licensing is required) to sell or place insurance in the jurisdictions where, and at the time when, they did so) or any owned or leased properties of the Sellers and to which the Sellers may be subject, and no claims, notices, charges, complaints, actions, suits, investigations proceedings and hearings have been received by any Seller or have been filed, commenced or threatened against any Seller alleging a violation of or liability or potential liability under any such laws or regulations, and the Sellers have not received notice of any such violations.

          4.23 ENVIRONMENTAL MATTERS. Each Seller has complied with and are in compliance with all Environmental and Safety Requirements and has obtained and complied with and is in compliance with all Licenses required by Environmental and Safety Requirements for the operation of the Business, the ownership and use of the Acquired Assets, and the occupation of the Real Property. None of the Sellers have received any notice, report or information regarding any actual or alleged violation, of any liability or potential liability arising under, Environmental and Safety Requirements which relate to the Business, the Acquired Assets or the Real Property. None of the Sellers has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured or released any substance, including without limitation any petroleum or hazardous substance, or owned or operated any property or facility (and no such property or facility, including the Real Property is contaminated by any such substance) so as to give rise to liabilities or obligations pursuant to any Environmental and Safety Requirements. Without limiting the generality of the foregoing, there is no asbestos containing material, mold, airborne contaminants or underground storage tanks at any of the Real Property so as to give rise to liabilities or obligations under Environmental and Safety Requirements.

          4.24 LIMITATION ON WARRANTIES. Except as expressly set forth in
Article IV and in the case of fraud or intentional misrepresentation, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Acquired Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER

          As a material inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers that:

          5.1 INCORPORATION, ORGANIZATION AND CORPORATE POWER. The Purchaser is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Illinois, and Parent is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and perform its obligations hereunder and thereunder.

          5.2 AUTHORIZATION OF TRANSACTION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser or Parent is a party have been duly and validly authorized by all requisite corporate action on the part of the Purchaser and Parent, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which the Purchaser or Parent is a party shall when executed constitute, a valid and binding obligation of the Purchaser or Parent, enforceable in accordance with their terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or general equitable principles.

          5.3 NO VIOLATION. The Purchaser or Parent is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which the Purchaser or Parent is a party.

          5.4 GOVERNMENTAL AUTHORITIES AND CONSENTS.

          Except as disclosed on the Governmental Authorities and Consents Schedule attached hereto, the Purchaser or Parent is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which the Purchaser or Parent is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval, license or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Purchaser or Parent in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser or Parent is a party or the transactions contemplated hereby or thereby, including, without limitation, the operation of the Business following the Closing Date.

          5.5 LITIGATION. There are no actions, suits, proceedings or orders pending or, to the best knowledge of the Purchaser and the shareholders of the Purchaser, threatened against or affecting the Purchaser or Parent, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's or Parent's performance under this Agreement and the other agreements contemplated hereby to which the Purchaser or Parent is a party or the consummation of the transactions contemplated hereby or thereby.

          5.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or Parent.

          5.7 SOLVENCY. Assuming (i) the truth and accuracy of the Sellers' and Stockholder's representations and warranties contained in Article IV and (ii) none of the Sellers or the Stockholder have breached this Agreement or any other Transaction Documents, after giving effect to the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, Purchaser's assets will exceed its liabilities and Purchaser will have the financial resources and ability to pay and discharge its obligations as they become due.

                                   ARTICLE VI
                       INDEMNIFICATION AND RELATED MATTERS

          6.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) or Section 6.2(c)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the date which is 450 days following the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Sellers and the Stockholder set forth in Sections 4.12 (Taxes) and 4.19 (Employee Benefits Matters), the Applicable Limitation Date shall be the 90th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax statute, regulation or other authority which gave rise to such Loss, and (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller and the Stockholder set forth in Section 4.1 (Incorporation, Organization and Corporate Power), Section 4.2 (Authorization of Transactions), Section 4.3 (Capitalization), or Section 4.16 (Brokerage) and with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in Section 5.1 (Incorporation, Organization an Corporate Power), 5.2 (Authorization of Transactions), 5.3 (No Violation) or 5.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive indefinitely).

          6.2 INDEMNIFICATION.

          (a) The Sellers and the Stockholder shall jointly and severally indemnify the Purchaser and each of its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such the Purchaser Parties in respect of the entirety of any Losses the Purchaser Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

               (i) the breach of any representation or warranty made by any Seller or the Stockholder contained in this Agreement (other than in Section 4.12 hereof) or any certificate delivered by any Seller or the Stockholder to the Purchaser with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality" or "Material Adverse Effect" or other terms of similar import or effect);

               (ii) the breach of any covenant or agreement made by any Seller or the Stockholder contained in this Agreement or any certificate delivered by any Seller or the Stockholder to the Purchaser with respect thereto in connection with the Closing;

               (iii) the breach of any representation or warranty made by any Seller or the Stockholder in Section 4.12 hereof; or

               (iv) any Excluded Liabilities.

The Purchaser's remedy for any indemnification of Losses hereunder may be satisfied by proceeding against one or more of the Sellers or the Stockholder individually for all or any portion of any such Loss and/or in the Purchaser's sole discretion by utilizing the remedies set forth in Section 7.5.

          (b) The indemnification provided for in Section 6.2(a)(i) above is subject to the following limitations:

               (i) The Sellers and the Stockholder will be liable to the Purchaser Parties with respect to claims referred to in Section 6.2(a)(i) only if the Purchaser gives the Sellers written notice thereof prior to the Applicable Limitation Date;

               (ii) The Sellers and the Stockholder shall not be liable to indemnify any Purchaser Parties pursuant to Section 6.2(a)(i) unless and until the Purchaser Parties have collectively suffered Loss by such breaches or pursuant to such Section in excess of a $100,000 aggregate deductible (the "Deductible") (at which point, subject to the other limitations herein, the Sellers and the Stockholder will be liable to the Purchaser Parties for all Losses in excess of the Deductible);

               (iii) without limiting the generality of anything contained in
     Article VI hereof, with respect to any claim by or liability to any employee employed by any Seller arising as the result of the termination of such employee's employment with the Purchaser or any action by the Purchaser subsequent to the Closing Date (and the Purchaser agrees to indemnify the applicable Seller for all such matters);

               (iv) Losses due to Purchaser Parties pursuant to Section 6.2 shall be net of any proceeds received by any Purchaser Parties from any separate indemnification, contribution or right over from or against, or insurance proceeds recovered from, any Person other than Purchaser (and Purchaser will seek recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification under this Agreement);

               (v) The Sellers and the Stockholder shall not be liable to indemnify any Purchaser Parties with respect to Section 6.2(a)(i) unless Losses suffered by the Purchaser Parties with respect to the same event or claim or series of related events or claims exceed $10,000.00 (and, for purposes of clarification, the Losses that are less than $10,000 shall not count against the Deductible unless and until such Losses exceed $10,000, at which point such Losses shall count against the deductible from dollar one); or

               (vi) The aggregate amount of all payments made by the Sellers and the Stockholder in satisfaction of claims for indemnification pursuant to
     Section 6.2(a)(i) shall not exceed $10,000,000 (the "Cap").

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Purchaser delivers written notice of a claim to the Sellers no later than the Applicable Limitation Date, the Sellers and the Stockholder shall be required to indemnify the Purchaser Parties for all Losses (up to the Cap) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred. In the event that the Sellers or the Stockholder are obligated to indemnify a the Purchaser Party pursuant to Section 6.2(a)(i), then, solely for the purposes of calculating the amount of Losses, all "Material Adverse Effect" qualifications and other "materiality" qualifications contained in any such representation and warranty shall be disregarded.

          (c) The Purchaser shall indemnify the Sellers and the Stockholder and hold the Stockholder, each Seller and their officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Seller Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of the entirety of any Losses the Seller Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

               (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any certificate delivered by the Purchaser to the Sellers with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality" or "Material Adverse Effect" or other terms of similar import or effect);

               (ii) the breach of any covenant or agreement made by the Purchaser contained in this Agreement or any certificate delivered by the Purchaser to the Sellers with respect thereto in connection with the Closing;

               (iii) any Assumed Liabilities (or the failure to satisfy such Assumed Liabilities when due); or

               (iv) acts or omissions of Purchaser after the Closing Date, including, without limitation, Purchaser's operation of the Business after the Closing Date or any claim of any type whatsoever related to or brought by employees engaged in the operation of the Business (whether employed by Purchaser or employed by Affiliates of Sellers pursuant to this Agreement or the Transition Services Agreement).

          (d) The indemnification provided for in Section 6.2(c)(i) above is subject to the following limitations:

               (i) The Purchaser will be liable to the Seller Parties with respect to claims referred to in Section 6.2(c)(i) only if the Sellers give the Purchaser written notice thereof prior to the Applicable Limitation Date;

               (ii) The Purchaser shall not be liable to indemnify any Seller Parties pursuant to Section 6.2(c)(i) unless and until the Seller Parties have collectively suffered Loss by such breaches or pursuant to such
     Section in excess of the Deductible (at which point, subject to the other limitations herein, the Purchaser will be liable to the Seller Parties for all Losses in excess of the Deductible); and

               (iii) The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to Section 6.2(c)(i) shall not exceed the Cap.


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

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Sellers deliver written notice of a claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses (up to the Cap) which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred. In the event that the Purchaser is obligated to indemnify a Seller Party pursuant to Section 6.2(c)(i), then, solely for the purposes of calculating the amount of Losses, all "Material Adverse Effect" qualifications and other "materiality" qualifications contained in any such representation and warranty shall be disregarded.

          (e) If a party hereto seeks indemnification under this Article VI, such party (the "Indemnified Party") shall promptly give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party's ability to defend such claim. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VI, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification at the Indemnifying Party's expense and option (subject to the limitations set forth below) and shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first agree in writing to be fully responsible for all Losses relating to such claims and to provide indemnification to the Indemnified Party for Losses relating to such claim in the manner provided for in this Agreement; and provided further that the Indemnifying Party may consent to waive the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (each, an "Indemnified Party Controlled Proceeding") (i) involves a claim to which the Indemnified Party reasonably believes could be detrimental to or injure the Indemnified Party's reputation, customer relations or future business prospects, (ii) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iii) involves criminal allegations, (iv) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (v) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

     If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of


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

the Indemnified Party (and such expenses shall be excluded from the calculation of any Losses) unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.

     If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

          (f) Amounts paid to or on behalf of the Seller, the Stockholder or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes.

          (g) The Purchaser shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Purchaser Parties by any Seller Party pursuant to this Section 6.2 against any amounts otherwise due and payable by any of the Purchaser Parties or any of their Affiliates to any Seller Party, including by setting off against the Performance Payment otherwise due and payable to any Seller Party pursuant to Section 2.4 hereof or any payment otherwise due and payable to any Seller Party under the New Leases (the "Set-Off Right"). In the event the Purchaser exercises the Set-Off Right, the Purchaser shall deliver a written notice to the Stockholder specifying the Purchaser's desire to exercise the Set-off Right, and such notice shall include the amount to be set-off (the "Set-Off Amount") and a reasonable description of the reasons for its exercise of the Set-Off Right (a "Set-Off Notice"), and deposit the Set-Off Amount with the escrow agent (or its successor) under the Escrow Agreement pursuant to a separate escrow agreement substantially similar to the Escrow Agreement (such escrow the "Set-Off Escrow"). The Purchaser shall be entitled to draw Set-Off Amount (or any portion of the Set-Off Amount not disputed in a Notice of Disagreement (as defined below)) from the Set-Off Escrow 60 days following the delivery of a Set-Off Notice, unless the Stockholder provides written notice of its disagreement (a "Notice of Disagreement") to the Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement asserted therein. If a timely Notice of Disagreement is received by the Purchaser, then the Set-Off Amount shall be distributed out of the Set-Off Escrow to Purchaser, on the one hand, and Sellers or their Affiliates (as the case may be), on the other hand, only pursuant to an agreement between the Purchaser and the Stockholder or as finally resolved by a court of competent jurisdiction.

          (h) Indemnification Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, indemnification pursuant to the provisions of this Section 6.2 shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. The only legal action which may be asserted by any party with respect to any matter which is the subject of this Section 6.2 shall be a contract action to enforce, or to recover damages for the breach of, this Section 6.2. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

          (i) No Punitive Damages. No Party shall be entitled to recover under
Section 6.2 WITH RESPECT TO PUNITIVE DAMAGES (unless such punitive damages are paid or payable to a third party).

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.1 CONTINUING ASSISTANCE. Subsequent to the Closing, the Sellers, the Stockholder and the Purchaser (at their own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

          7.2 TAX MATTERS.

          (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by the Sellers or the Stockholder when due, and the Sellers and the Stockholder shall, at his, her or their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          (b) All real property taxes, personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Acquired Assets, other than conveyance taxes provided for in
Section 7.2(a), for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Sellers and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the pre-Closing Tax period (including the Closing Date) and the number of days of such taxable period included in the post-Closing period. The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing Tax period. Within ninety (90) days after the Closing, the Sellers and the Purchaser shall present a reimbursement to which each is entitled under this Section 7.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, the Sellers shall notify the Purchaser upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the post-Closing Tax period, and shall promptly deliver such bill to the Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers the pre-Closing Tax period, the Sellers shall also remit prior to the due date of assessment to the Purchaser payment for the proportionate amount of such bill that is attributable to the pre-Closing Tax period. In the event that either the Sellers or the Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 7.2(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 7.2(b) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid. In all cases where Purchaser and Sellers share in the payment of Taxes pursuant to this Section 7.2(b), Purchaser shall prepare and file (and to the extent applicable, distribute) all returns, reports and information statements, forms or similar documents for distribution to third parties, with respect to such Taxes, all in a timely and proper fashion and as may be necessary or appropriate to assure that Seller shall be in full and prompt compliance with law. Purchaser shall upon the request of Seller forthwith provide to Seller proof of its compliance with the foregoing.

          7.3 PRESS RELEASES AND ANNOUNCEMENTS. No press releases related to this Agreement and the transactions contemplated herein, or other announcements to the Insurance Companies or the employees, customers or suppliers of the Sellers or Purchasers shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Stockholder and the Purchaser). No such release or announcement shall disclose (i) the Purchase Price or (ii) the name of Stockholder, except as required by law or regulation (in which case the disclosure shall be prepared jointly by the Stockholder and the Purchaser).

          7.4 FURTHER TRANSFERS. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the any other Party may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Acquired Assets and any other transactions contemplated hereby (including, without limitation, the transfer back of any Excluded Asset or Excluded Liability back to Sellers). In the event Purchaser shall receive any instrument of payment of with respect to any Excluded Asset (including, without limitation, any payment from an Insurance Company), Purchaser shall deliver it to Sellers, endorsed where necessary, without recourse, in favor of Sellers (or such other Person as they reasonably specify).

          7.5 TRANSITION ASSISTANCE. None of the Sellers or the Stockholder shall in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging, customers, suppliers (other than the Insurance Companies), lessors, licensors and other business associates from maintaining the same business relationships with the Purchaser after the date of this Agreement as were maintained with the Sellers prior to the date of this Agreement.

          7.6 EXPENSES. Except as otherwise provided herein, the Sellers and the Stockholder and the Purchaser shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

          7.7 EXCLUSIVITY. Until this Agreement is terminated by its terms, none of the Sellers or the Stockholder shall (and none of the Sellers or the Stockholder shall cause or permit any Insider or agent or any other Person acting on behalf of the Stockholder, any Seller, or their Affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, winding-up, dissolution or recapitalization of, (ii) merger or consolidation with or into,
(iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Sellers or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Each Seller and the Stockholder agrees that they will discontinue immediately any negotiations or discussion with respect to any of the foregoing. Until this Agreement is terminated by its terms, the Stockholder and the Sellers shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and shall provide the Purchaser with the terms thereof.

          7.8 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Sellers or the Purchaser (as the case may be), the Purchaser and the Sellers will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Sellers acquired by the Purchaser hereunder or retained by any Seller or the Stockholder and relating to the Business without first offering to surrender to the Sellers, the Stockholder or the Purchaser such books and records or any portion thereof of which the Sellers, the Stockholder or the Purchaser may intend to destroy, alter or dispose. The Purchaser, the Sellers and the Stockholder will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request for during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

          7.9 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY.

          (a) Noncompetition. The Sellers and the Stockholder acknowledge that they are receiving significant economic benefits by reason of the consummation of the transactions contemplated hereby, that they have become familiar with the trade secrets and other confidential information concerning the Business, that their services to the Business have been unique in nature and that the Purchaser would be irreparably damaged if they were to compete with the Purchaser. Accordingly, in consideration of the mutual covenants provided for herein to the Sellers and the Stockholder at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), none of the Sellers or the Stockholder shall engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that is involved in the marketing, sales, distribution, financing or service of private passenger automobile liability insurance products in Chicago, Illinois or any area located within 50 miles of Chicago, Illinois; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses; provided, further, that the nothing in this Section 7.9(a) shall prevent the Sellers and the Stockholder from selling "commercial lines" insurance policies (including, without limitation, automobile insurance to commercial drivers, including, without limitation, taxi cab drivers) or serving as an agent of Purchaser in the sale of private passenger automobile liability insurance products. The parties hereto agree that the covenant set forth in this Section 7.9 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.9(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (b) Nonsolicitation. During the Noncompete Period, none of the Sellers or the Stockholder shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Purchaser to leave the employ of the Purchaser, or in any way interfere with the relationship between the Purchaser and any employee thereof, (ii) hire any person who is then an employee of the Purchaser or is subject to being hired by Purchaser pursuant to the Transition Services Agreement, or (iii) induce or attempt to induce any customer, supplier (other than the Insurance Companies), licensee, licensor, franchisee or other business relation of the Purchaser to cease doing business with the Purchaser, or in any way interfere with the relationship between any, customer, supplier, licensee or business relation and the Purchaser.

          (c) Confidentiality.

               (i) Except as otherwise specifically contemplated by the Transition Services Agreement, each Seller and the Stockholder shall treat and hold as confidential any information concerning the Business and affairs of the Business that is not already generally available to the public (the "Purchaser Confidential Information"), refrain from using any of the Purchaser Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Purchaser Confidential Information which are in his possession or under his control. In the event that any Seller or the Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Purchaser Confidential Information, such Seller or the Stockholder shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.9(c)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or the Stockholder is, on the advice of counsel, compelled to disclose any Purchaser Confidential Information to any tribunal, such Seller or the Stockholder may disclose the Purchaser Confidential Information to the tribunal; provided that in connection with such disclosure by the Stockholder or Seller, such Party shall use his or its reasonable best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Purchaser Confidential Information required to be disclosed as the Purchaser shall designate.

               (ii) Except as otherwise specifically contemplated by the Transition Services Agreement, Purchaser shall treat and hold as confidential any information that is an Excluded Asset that is not already generally available to the public (the "Seller Confidential Information"), refrain from using any of the Seller Confidential Information, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Seller Confidential Information which are in his possession or under his control. In the event that any Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Seller Confidential Information, such Purchaser shall notify the Stockholder promptly of the request or requirement so that the Stockholder and/or either Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 7.9(c)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser is, on the advice of counsel, compelled to disclose any Seller Confidential Information to any tribunal, such Purchaser may disclose the Seller Confidential Information to the tribunal; provided that in connection with such disclosure by the Purchaser, Purchaser shall use its reasonable best efforts to obtain, at the request of the either Seller or Stockholder, an order or other assurance that confidential treatment shall be accorded to such portion of the Seller Confidential Information required to be disclosed as the either Seller or Stockholder shall designate.

          (d) Trade Names. No Seller or the Stockholder shall use or permit any of its or his Affiliates to use the "Insurance Plus," "Yale," "Yale Insurance" or "Yale International Insurance" names or any name confusingly similar thereto in any manner anywhere in the world after Closing.

          (e) Remedy for Breach. Each Seller and the Stockholder acknowledges and agrees that in the event of a breach by any Seller or the Stockholder of any of the provisions of this Section 7.9, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Sellers, the Purchaser and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

          7.10 EMPLOYEES. Matters regarding the Employees of the Business are dealt with in the Transition Services Agreement.

          7.11 SELLER'S NAME CHANGE. As soon as practicable after the Closing (and in any event within five (5) days of the Closing), Insurance Plus will change its corporate name to a name which is not (and which is not confusingly similar to) "Insurance Plus" and Yale will change its corporate name to a name which is not (and which is not confusingly similar to) "Yale," "Yale Insurance" or "Yale International Insurance," it being the intent of the Parties that from and after the Closing the Purchaser will have the sole right as against the Sellers and all other Persons to conduct business under such names and that the Purchaser will commence doing so at the time of the Closing.

          7.12 ALLOCATION OF PURCHASE PRICE. Within thirty (30) days following the Closing Date, Sellers and Sellers' accountants shall prepare, and deliver to Purchaser a proposed allocation of the Purchase Price to be paid hereunder, plus any assumption of Assumed Liabilities or other consideration deemed paid hereunder be paid hereunder, between the Sellers and among the class references to assets in accordance with Treasury Regulation Sections 1.338-6T, 1.338-7T and 1.1060-1T (the "Preliminary Allocation"). Sellers and their accountants shall prepare the Preliminary Allocation in good faith, and both the Preliminary Allocation and Final Allocation (as defined below) shall be prepared in a manner whereby the allocations for inventory, accounts receivable (if any), tangible personal property, and intangible personal property shall not exceed the adjusted Tax basis for such property for federal income tax purposes in the hands of Sellers immediately prior to the Closing, and no portion of the Purchase Price will be allocated to any covenant not to compete or similar arrangement as defined in Section 197(d)(1)(E) of the Code. Each of the parties shall reasonably cooperate with the other in any manner in which may be reasonably requested in connection with determining the Final Allocation (as defined below). If Purchaser does not deliver a written notice to Sellers within thirty (30) days after receipt of the Preliminary Allocation specifying in reasonable detail the nature of any objection it may have to the proposed allocation (an "Allocation Objection Notice"), then the Preliminary Allocation shall be the final allocation of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets and between the Sellers (such allocation, the "Final Allocation"). If Purchaser does timely deliver an Allocation Objection Notice, then Purchaser and Sellers shall attempt in good faith to resolve any differences identified in the Allocation Objection Notice within the succeeding twenty (20) days and, if they are able to resolve all such differences, then the agreed-upon allocation shall be the Final Allocation. If they are unable to resolve all such differences, then any remaining disagreed items shall be submitted to the an independent accountant mutually agreeable to Purchaser and the Stockholder (the "Independent Accountant") for resolution in the next twenty (20) days. The Independent Accountant shall be instructed to determine whether the position maintained by Sellers or by Purchaser is the more reasonable allocation of the Purchase Price in respect of any item in dispute (taking into account the provisions of this Section 7.12) and shall select one of the two positions. The allocation resulting from the Independent Accountant's decision shall be the Final Allocation. The fees and expenses of the Independent Accountant shall be paid by the party whose position is not selected by the Independent Accountant. The parties agree that none of them will assert or maintain a position inconsistent with the foregoing unless required by applicable law. The parties agree that the form of the transactions (and the consideration therefor) provided for in this Agreement and in the agreements referred to herein was arrived at on the basis of arm's-length negotiation among the parties, and will be respected by them for federal, state, local and other tax reporting purposes (including in filings on Internal Revenue Service Form 8594) and that none of them will assert or maintain a position inconsistent with the foregoing. Each of the Purchaser and the Sellers shall file all necessary forms required by any Tax authority in conjunction with the purchase of the Acquired Assets and such forms shall be prepared in accordance with this Section. The parties agree that all Performance Payments shall be allocated to goodwill. The parties will promptly inform one another of any challenge by any governmental body to any allocation made pursuant to Section 7.12 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          7.13 THIRD PARTY CONSENTS. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any instrument, contract, lease, license, permit or other agreement or arrangement which is not permitted to be assigned in connection with a transaction of the type contemplated by this Agreement (collectively, the "Unassigned Contracts"). The beneficial interest in and to each Unassigned Contract shall in any event pass to the Purchaser at the Closing; and each Seller covenants and agrees to cooperate with the Purchaser in any lawful and economically feasible arrangement to provide the Purchaser with the Sellers' entire interest in the benefits under each of the Unassigned Contracts. If and only if the Purchaser receives the economic benefits under an Unassigned Contract, the Purchaser agrees to accept the burdens and perform the obligations under such Unassigned Contract as subcontractor of the Sellers. Furthermore, if the other party(ies) to an Unassigned Contract subsequently consent to the assignment of such contract to the Purchaser (without modification thereto which is adverse to the Purchaser), the Purchaser shall thereupon agree to assume and perform all liabilities and obligations arising thereunder after the date of such consent, at which time such Unassigned Contract shall be deemed an Acquired Asset. Purchaser agrees, upon Sellers' reasonable request, to use its reasonable efforts to assist Sellers and/or Stockholder in attempting to obtain the assignment and novation of each Unassigned Contract Sellers and/or Stockholder may request, following the Closing. Each Seller agrees to indemnify the Purchaser and hold it harmless against any Losses which the Purchaser may suffer, sustain or become subject to, as a result of any claims by any party to any of the Unassigned Contracts for breach of contract in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, including, without limitation Section 2.1(c), 4.7, 4.11, 4.13 and 4.17 hereof, and the previous sentence of this Section 7.13, no provision of this Agreement shall be deemed to require any of Purchaser, Sellers or Stockholder to indemnify or otherwise be liable to any other Party hereto for any Losses that may result to any of Purchaser, Sellers or Stockholder in connection with a failure to assign any Contract or Permit in connection with this Agreement or the transactions contemplated hereby (including, without limitation, the inability to secure a renewal option with respect to any unassigned contract, due to such failure to assign the Unassigned Contract).

          7.14 INSURANCE.

          (a) Within seven (7) days following the Closing Date, the Purchaser shall name each Seller and the Stockholder (and such officers, directors, shareholders and other Affiliates of such Seller as such Seller shall designate in writing to the Purchaser from time to time) as additional insureds under general liability and premises liability insurance to be maintained by the Purchaser with respect to the Business for at least five (5) years from the time each Seller and the Stockholders are named as additional insureds, which insurance policy or policies shall (a) be in commercially reasonable form and be issued by an insurer or insurers reasonably acceptable to such Seller, (b) apply to each piece of Real Property being transferred to the Purchaser pursuant to this Agreement (c) be primary to and without right of contribution from any other insurance held or purchased or owned by such Seller, (d) provide limits in the amount of at least $1.0 million for each claim or occurrence and $2.0 million in the annual aggregate, and (e) provide, by endorsement, that such Seller is entitled to receive at least thirty (30) days prior written notice of any intent to reduce policy limits, restrict coverage, cancel or otherwise alter or amend said policy in any manner that affects such Seller. Proof of the insurance required pursuant to this Section 7.14(a), including a certificate or certificates of insurance, shall be submitted by the Purchaser to the applicable Seller as soon as reasonably practicable following the Closing Date, and thereafter, during the period provided in subsection this Section 7.14(a), on or prior to the date which is ten business days prior to each policy expiration date. The Purchaser shall deliver a copy of the Purchaser's then prevailing policy or policies of insurance within thirty (30) days following the later of
(i) the delivery of the certificate(s) of insurance and (ii) the receipt by the Purchaser of a copy of such policy or policies. Within seven (7) days, Purchaser shall provide the landlord under each Lease with any certificate of insurance required under such Lease.

          7.15 BULK SALES. Without implication that such laws apply to the transaction contemplated hereby, Seller and Purchaser shall not comply with the provisions of the Uniform Commercial Code of any states relating to bulk sales.

                                  ARTICLE VIII
                                  MISCELLANEOUS

          8.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser, the Sellers and the Stockholder. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

          8.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, three business days following mailing by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow by express courier service). Notices, demands and communications to the Stockholder, the Sellers and the

Purchaser shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

          Notices to the Sellers and the Stockholder:

          c/o IP Insurance Liquidation, Inc.
          (f/k/a Insurance Plus Agency II, Inc.)
          C&M Danos
          1314 Kensington Box 3881
          Oak Brook, Illinois 60521
          Attention: Constantine Danos

          with a copy to:
          FagelHaber LLC
          55 East Monroe Street, 40th Floor
          Chicago, Illinois 60603
          Attention: Joel A. Haber, Esq.
          Telecopy: (312) 580-2201

          Notices to the Purchaser:
          First Acceptance Corporation
          3813 Green Hills Village Drive
          Nashville, Tennessee 37215
          Attention: Stephen J. Harrison
          Telecopy: (615) 844-2898

          with a copy to:
          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attention: Sanford E. Perl, P.C.
          Telecopy: (312) 861-2200

          8.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller or the Stockholder without the prior written consent of the Purchaser or by the Purchaser (except as otherwise provided in this Agreement) without the prior written consent of the Sellers; provided further that:

          (a) the Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser or any of its Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser hereunder; and

          (b) the Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchaser or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) so long as Purchaser remains joint and severally liable for all of its obligations to Sellers and Stockholders under this Agreement.

          8.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

          8.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

          8.6 CONSTRUCTION. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, provided, however, that any matter which is disclosed in any portion of any Schedule to this Agreement is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement for which disclosure is reasonably apparent. The inclusion of any item on any schedule to this Agreement is not evidence of the materiality of such item for the purposes of this Agreement and the Transaction Documents. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) except where such disclosure is reasonably apparent. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.

          8.7 CAPTIONS. The captions used in and the tables of contents and schedules to this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

          8.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

          8.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

          8.10 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable therein without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement has been executed and delivered in and shall be deemed to have been made Chicago, Illinois. Sellers, Stockholder and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, Illinois with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 8.2, and service so made shall be deemed to be completed when received. Sellers, Stockholder and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Sellers, Stockholder or Purchaser to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

          8.11 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

          8.12 GUARANTY. Parent hereby unconditionally guaranties each of Purchaser's obligations under this Agreement.

                                    * * * * *

          IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

                                        INSURANCE PLUS AGENCY II, INC.


                                        By: /s/ Constantine Danos
                                            ------------------------------------
                                        Its: President


                                        YALE INTERNATIONAL INSURANCE AGENCY,
                                        INC.


                                        By: /s/ Constantine Danos
                                            ------------------------------------
                                        Its: President


                                        ACCEPTANCE INSURANCE AGENCY OF
                                        ILLINOIS, INC.


                                        By: /s/ Stephen J. Harrison
                                            ------------------------------------
                                        Its: President


                                        FIRST ACCEPTANCE CORPORATION



                                        By: /s/ Stephen J. Harrison
                                            ------------------------------------
                                        Its: President


                                        /s/ Constantine Danos
                                        ----------------------------------------
                                        Constantine Danos